                                                                             CBS
                                                                   EXHIBIT 10(h)


                   CBS SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
                        (As amended as of April 1, 1999)


1. PURPOSE The purpose of this Supplemental Executive Retirement Plan ("the Plan") (combining the former CBS Supplemental Executive Retirement Plan, SERP #2 and CBS Excess Benefit Plan ) is to provide to certain key employees of CBS Broadcasting Inc. ("CBS") a benefit supplemental to those retirement or termination benefits which they are entitled to receive under the CBS Pension Plan Document component of the CBS Combined Pension Plan (the "CBS Pension Plan") or CBS Cash Balance Plan and to benefit CBS by making it more attractive to such employees to remain with CBS.

2. ELIGIBILITY The persons eligible to participate in the Plan ("Participants") are those employees of CBS and its subsidiaries who are designated by the Deferred Additional Compensation Plan Subcommittee of the Retirement Plans Committee of the Board of Directors of CBS (the Committee), and whose benefit under the CBS Pension Plan, is limited by reason of the limitation on benefits or compensation which may be taken into account under Internal Revenue Code Section 415, or under Internal Revenue Code Section 401(a)(17), or any successor provision.

         Effective April 1, 1999, the following additional participation rules shall apply:

         A. Any participant under the CBS Cash Balance Plan whose benefit under such plan is limited by the operation of Internal Revenue Code Section 401(a)(17) or 415 shall be a Participant; and

         B. Notwithstanding any other provision of the Plan to the contrary, no person who is hired or rehired after March 31, 1999 shall thereafter participate in or accrue any benefit under the Plan.

3. COMPUTATION OF BENEFIT The retirement or termination or death benefit payable to a Participant under the Plan shall be equal to the excess, if any, of (A) the Participant's retirement or termination or death benefit under the CBS Pension Plan or CBS Cash Balance Plan determined by disregarding the benefit or compensation limitation otherwise imposed by Internal Revenue Code Sections 415 and 401(a)(17), or any successor provisions, over (B) the Participant's retirement or termination or death benefit payable under the CBS Pension Plan or CBS Cash Balance Plan, taking into account such benefit or compensation limitations. In the case of any benefits payable to a Participant under this Plan, any amount payable other than at normal retirement age (as determined under the CBS Pension Plan or CBS Cash Balance Plan) shall be reduced in accordance with the provisions utilized under the CBS Pension Plan or CBS Cash Balance Plan. In no event shall a Participant's annual compensation in excess of $550,000 be taken into account for the purpose of determining the amount of any benefit under the Plan; provided, however, that this paragraph shall not apply to compensation earned in any calendar year ending prior to January 1, 1999.

4. PAYMENT OF BENEFIT Any benefit under the Plan, including any applicable death benefit, shall be paid to the Participant, or on behalf of such Participant, at the same time and in the same form and manner as the benefit under the CBS Pension Plan or CBS Cash Balance Plan, except:

                  A. no Participant shall be entitled to receive a lump-sum payment of a Plan benefit unless the monthly life annuity payment would be $50 or less, in which case the benefit shall be paid as a single sum cash payment. If the Participant has elected a lump sum option under the CBS Pension Plan or CBS Cash Balance Plan, the Participant must elect an alternative payment option under the Plan. A Participant may change this option at any time prior to retirement. If no option is elected, the Qualified Joint and Survivor Annuity option under the CBS Pension Plan or CBS Cash Balance Plan shall apply with respect to married Participants, and the Single Life Annuity option under the CBS Pension Plan or CBS Cash Balance Plan shall apply with respect to unmarried Participants, and

                  B. any active employee who has already attained age 70-1/2 prior to 1995, and has not yet begun to receive distributions under the Plan, shall begin receiving distributions on or before April 1, 1996, and must elect a payment option prior to January 1, 1996, in accordance with procedures established by the Committee.

                  C. If a Participant names as his beneficiary a trust, payments may be made to the trust/beneficiary solely in installment payments for one of the following periods: (i) 10 years; (ii) 15 years; or (iii) if the trust duration is expected to be less than 10 years, the duration of the trust. For the purpose of determining the amount of the annual installment payments to be made to the trust/beneficiary, any amounts due under the Plan shall first be determined as a lump sum value as of the participant's date of death, using the actuarial factors under the CBS Pension Plan or CBS Cash Balance Plan. Such amount then shall be converted to an actuarially equivalent installment amount at an assumed interest rate equal to the rate stated in Appendix A of the CBS Pension Plan or CBS Cash Balance Plan.

5. NONFORFEITURE OF BENEFIT The amount of the benefit accrued under the Plan by any Participant immediately before any (i) withdrawal of approval as a Participant by the Committee granted under Section 2 hereof or (ii) termination or amendment pursuant to Section 8 hereof shall not be reduced by reason of any such event.

6. NON ASSIGNABILITY OF BENEFITS Except as otherwise required by law, neither any benefit payable hereunder nor the right to receive any future benefit under this Plan may be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, or subjected to any charge or legal process, and if any attempt is made to do so, or a person eligible for any benefits under this Plan becomes bankrupt, the interest under this Plan of the person affected may be terminated by the Committee which, in its sole discretion may cause the same to be held or applied for the benefit of one or more of the dependents of such person or make any other disposition of such benefits that it deems appropriate.

7. FUNDING The Plan shall be maintained as an unfunded plan which is not intended to meet the qualification requirements of Section 401 of the Internal Revenue Code. Establishment of the Plan will not create, in favor of any Participant, any right or lien in or against any of the assets of CBS. Payments under the Plan shall be made in cash from the general funds of CBS and no special or separate fund shall be established and no segregation of assets shall be made to assure the payment of benefits hereunder. Nothing in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between CBS and any participant or any other person, and CBS's promise to make payments hereunder shall at all times remain unfunded as to any Participant.

8. TERMINATION; AMENDMENT CBS may, at any time, by resolution of its Board of Directors, terminate or amend the Plan in such respects as it shall deem advisable, provided, however, that except to the extent required to comply with any changes in applicable law, this Plan may not be suspended, amended, otherwise modified, or terminated without the consent of each affected Participant during the following periods of time: (i) a period of two years after the "Effective Time," as such term is defined under the Agreement and Plan of Merger among Westinghouse Electric Corporation, Group W Acquisition Corp. and CBS Inc., (ii) a period of five (5) years after the Effective Time for all Participants who have attained the age of fifty and who have not attained age fifty-five at the Effective Time, and (iii) at any time following the Effective Time for all Participants who have attained age fifty-five at the Effective Time.

9. OPERATION AND ADMINISTRATION The Plan shall be administered by the Committee. The Committee shall have the authority, in its absolute discretion, to exclude from the coverage of the Plan employees who would otherwise be eligible to be Participants, and to include in the coverage of the Plan employees who would not otherwise be eligible to be Participants. The Committee's decision in all matters involving the interpretation and application of the Plan shall be final and binding. The Committee will establish such procedures and requirement, as it shall deem necessary to administer the Plan.

10. APPLICABLE LAW All questions pertaining to the construction, validity, and effect of this Plan shall be determined in accordance with the laws of the State of New York, to the extent not pre-empted by Federal law.

11. LIMITATION OF RIGHTS This Plan is a voluntary undertaking on the part of CBS. Neither the establishment of the Plan nor the payment of any benefits hereunder, nor any action of CBS, the Committee, or its designee shall be held or construed to be a contract of employment between CBS and any Participant, or to confer upon any person any legal right to be continued in the employ of CBS. CBS expressly reserves the right to discharge, discipline, or otherwise terminate the employment of any Participant at any time. Participation in this Plan gives no right or claim to any benefits beyond those which are expressly provided herein and all rights and claims hereunder are limited as set forth in this Plan.

12. SEVERABILITY In the event any provision of this Plan shall be held illegal or invalid, or would serve to invalidate the Plan, that provision shall be deemed to be null and void, and the Plan shall be construed as if it did not contain that provision.

13. HEADING, GENDER AND NUMBER The headings to the Articles and Sections of this Plan are inserted for reference only, and are not to be taken as limiting or extending the provisions hereof. Unless the context clearly indicates to the contrary, in interpreting this Plan, the masculine shall include the feminine, and the singular shall include the plural.